UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2025

Starbucks Corporation

(Exact name of registrant as specified in its charter)

Washington	000-20322	91-1325671
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2401 Utah Avenue South,

Seattle, Washington 98134

(Address of principal executive offices) (Zip Code)

(206) 447-1575

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SBUX	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

Revolving Credit Facility

On June 13, 2025, Starbucks Corporation (the “Company”) entered into a new $3.0 billion Credit Agreement (the “Five-Year Credit Agreement”) by and among the Company, as borrower, and Bank of America, N.A., in its capacity as Administrative Agent, Lender, Swing Line Lender and L/C Issuer, Citibank, N.A., Morgan Stanley Senior Funding, Inc., U.S. Bank National Association and Wells Fargo Bank, N.A., as Lenders and Co-Syndication Agents, Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A. and The Bank of Nova Scotia, as Co-Documentation Agents, Citibank, N.A., Morgan Stanley Bank, N.A., U.S. Bank National Association and Wells Fargo Bank, N.A., as L/C Issuers and BOFA Securities, Inc., Citibank, N.A., Morgan Stanley Senior Funding, Inc., U.S. Bank National Association and Wells Fargo Securities, LLC, as Joint Lead Arrangers and Joint Bookrunners, and each of the other lenders, which is a party thereto.

The Five-Year Credit Agreement provides for a $3.0 billion unsecured, revolving credit facility (of which $150 million may be used for the issuances of letters of credit) and is scheduled to mature on June 13, 2030. Provided there is no default, the Company may request an increase from the lenders in the aggregate commitments by an amount not exceeding $1.0 billion, under certain circumstances as set forth in the Five-Year Credit Agreement.

Borrowings under the Five-Year Credit Agreement will bear interest at a fluctuating rate based on the Term Secured Overnight Financing Rate (“Term SOFR”), and, for U.S. Dollar-denominated loans under certain circumstances, a Base Rate (as defined in the Five-Year Credit Agreement), in each case plus an applicable rate. The applicable rate is based on the Company’s long-term credit ratings assigned by Moody’s and Standard & Poor’s rating agencies. The Five-Year Credit Agreement contains provisions specifying alternative interest rate calculations to be employed at such time as Term SOFR ceases to be available as a benchmark for establishing the interest rate on borrowings based on Term SOFR. The “Base Rate” of interest is the highest of (i) the Federal Funds Rate plus 0.50%, (ii) Bank of America’s prime rate, (iii) Term SOFR plus 1.00% and (iv) 1.00%. Upon the occurrence of any event of default under the Five-Year Credit Agreement, interest on the outstanding amount of the indebtedness under the Five-Year Credit Agreement will bear interest at a rate per annum equal to 2% in excess of the interest then borne by such borrowings.

The Five-Year Credit Agreement contains provisions requiring the Company to maintain compliance with certain covenants, including a minimum fixed charge coverage ratio of 2.50 to 1. The Five-Year Credit Agreement also contains certain customary events of default, including non-payment of principal, interest or fees, violation of covenants, cross default to certain other indebtedness, invalidity of any loan document, material judgments, bankruptcy and insolvency events and change of control, subject, in certain instances, to cure periods. Upon the occurrence of an event of default, the lenders may elect to declare amounts outstanding under the Five-Year Credit Agreement immediately due and payable.

In the ordinary course of their respective businesses, the lenders under the Five-Year Credit Agreement and their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with the Company and its affiliates.

The foregoing description of the Five-Year Credit Agreement is qualified in its entirety by reference to the complete text of the agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

On June 13, 2025, in connection with the Company’s entry into the Five-Year Credit Agreement discussed in Item 1.01, the Company terminated the Credit Agreement, dated September 16, 2021, as amended, entered into by and among the Company, Bank of America, N.A., in its capacity as Administrative Agent and Swing Line Lender and certain other lenders.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Please see the discussion set forth in Item 1.01, “Entry into a Material Definitive Agreement,” of this Form 8-K under the caption “Revolving Credit Facility,” which discussion is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1*	Credit Agreement, dated June 13, 2025, among Starbucks Corporation, Bank of America, N.A., in its capacity as Administrative Agent, Swing Line Lender and L/C Issuer, Wells Fargo Bank, N.A., Citibank, N.A., Morgan Stanley Bank, N.A. and U.S. Bank National Association, as L/C Issuers, and the other Lenders from time to time a party thereto.
104	Cover Page (Interactive Data File (embedded within the Inline XBRL document).

*	The schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Company agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon its request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STARBUCKS CORPORATION

Dated: June 16, 2025
	By:	/s/ Joshua C. Gaul
Joshua C. Gaul
vice president, assistant general counsel and corporate secretary

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